Exhibit 99.1

Mr. Cooper Group Reports First Quarter 2019 Financial Results

  Reported EPS of $(2.05) per share driven by $(293) million mark-to-market
  Grew servicing portfolio to $632 billion, up 15% quarter-over-quarter
  Boarded 444,000 new customers or 13% of the servicing portfolio in 35 days
  Originations pretax income increased quarter-over-quarter from $11 million to $45 million
  Pacific Union and Assurant Mortgage Solutions (AMS) integrations on track

DALLAS--(BUSINESS WIRE)--May 1, 2019--Mr. Cooper Group Inc. (NASDAQ: COOP) (the "Company"), which principally operates under the Mr. Cooper® and Xome® brands, reported a first quarter net loss of $(186) million, $(2.05) per diluted share driven principally by a net fair value mark-to-market on the MSR portfolio of $(293) million. Excluding the mark-to-market and other items, the Company reported pretax operating income of $48 million and after-tax operating income of $36 million equivalent to an after-tax ROTCE of 8.7%. Items excluded from operating income were $(293) million in mark-to-market net of $25 million in fair value amortization that is included in the full mark-to-market, $20 million in merger related costs, $20 million in accounting items and $13 million in intangible amortization.

Jay Bray, chairman and CEO, commented, “2019 is a year of integration and investment for Mr. Cooper, designed to set the stage for sustained growth and higher returns in the years to come. Notable achievements in the quarter included boarding 440,000 new servicing customers from our Pacific Union and Seterus acquisitions and making important progress in the integration of Assurant Mortgage Solutions into Xome.”

Vice chairman and CFO Chris Marshall added, “The first quarter included a mark-to-market that was in line with our expectations, while the underlying profitability of the servicing segment was strong, and originations enjoyed a strong rebound in profitability thanks to improved capital markets conditions and two months’ contribution from Pacific Union.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 3.8 million customers while also strengthening asset performance for investors. In the first quarter, Servicing recorded a pretax loss of $(186) million principally driven by a net fair value mark-to-market on the MSR portfolio of $(293) million. The change in fair value mark-to-market revenue compared to the prior period was primarily due to a lower interest rate environment. At the end of the quarter, the carrying value of the MSR was approximately $3.5 billion, equivalent to 115 bps of MSR UPB, and the original cost basis was 83 bps. Servicing earned pretax operating income excluding the full mark of $98 million, equivalent to a servicing margin of 6.8 bps. Pretax operating income improved 11% quarter-over-quarter driven by $20 million benefit from a collapse of a securitization trust, lower amortization, net of accretion due to a lower CPR, and lower income contribution from the reverse portfolio in this quarter relative to the prior quarter.

Mr. Cooper ended the quarter with a servicing portfolio of $632 billion UPB, achieving 15% growth quarter-over-quarter. The growth was primarily driven by the Pacific Union and Seterus acquisitions.

	Quarter Ended
($ in millions)	Q4'18		Q1'19
	$	BPS	$	BPS
Operational revenue	$280	21.3	$324	22.5
Amortization, net of accretion	(39)	(3.0)	(23)	(1.6)
Mark-to-market	(188)	(14.3)	(293)	(20.3)
Total revenues	53	4.0	8	0.6
Expenses	(199)	(15.1)	(195)	(13.6)
Total other income (expenses), net	46	3.5	1	0.1
Loss before taxes	(100)	(7.6)	(186)	(12.9)
Mark-to-market	188	14.3	293	20.3
Accounting item	—	—	(9)	(0.6)
Pretax operating income excluding mark-to-market and accounting items	$88	6.7	$98	6.8

	Quarter Ended
	Q4'18		Q1'19
Ending UPB ($B)	$548		$632
Average UPB ($B)	$526		$576
60+ day delinquency rate	2.2%		2.4%
Annualized CPR	9.1%		8.2%
Modifications and workouts	10,645		9,590

Originations

The Originations segment focuses on creating servicing assets at attractive margins through existing customer relationships and correspondent originations. Originations earned pretax income of $45 million in the first quarter, up from $11 million in the prior quarter. The strong results were driven by the lower interest rate environment, resulting in higher locked volumes and favorable capital markets conditions which led to recovery in gain-on-sale margins.

Mr. Cooper funded 27,294 loans in the first quarter, totaling approximately $5.7 billion UPB with $2.2 billion from the direct-to-consumer channel, $3.1 billion from the correspondent channel, and $0.4 billion from the Wholesale channel. Funded volume improved 5% quarter-over-quarter driven by two months of Pacific Union funded volume.

	Quarter Ended
($ in millions)	Q4'18	Q1'19
Income before taxes	$11	$45
Business shutdown costs	5	—
Pretax operating income	$16	$45

	Quarter Ended
($ in millions)	Q4'18	Q1'19
Total pull through adjusted volume	$4,874	$5,960
Funded volume	$5,425	$5,716
Refinance recapture percentage	55%	52%
Recapture percentage	26%	28%
Purchase volume as a percentage of funded volume	58%	52%

Xome

Xome provides real estate solutions including property disposition, asset management, title, close, valuation, and field services to Mr. Cooper and third-party clients. The Xome segment recorded pretax income of $8 million or $0 million after excluding intangible amortization and an $11 million change in fair value of the contingent consideration for the acquisition of AMS. Excluding the contingent consideration, profitability reflected the impact of the AMS acquisition, which is moving forward according to plan.

	Quarter Ended
($ in millions)	Q4'18	Q1'19
(Loss) / Income before taxes	$(2)	$8
Business shutdown costs	1	—
Asset sales	(1)	—
Accounting item	—	(11)
Intangible amortization	3	3
Pretax operating income excluding intangible amortization and accounting item	$1	$—

	Quarter Ended
	Q4'18	Q1'19
Exchange property listings sold	2,222	2,421
Exchange property listings at period end	6,177	6,634
Services orders completed	531,566	379,585
Percentage of revenue earned from third-party customers	57%	53%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on May 1, 2019 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally. Please use the participant passcode 5458663 to access the conference call. A simultaneous audio webcast of the conference call will be available in the Investor section of www.mrcoopergroup.com. A replay will also be available by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 5458663 to access the replay. The replay will be accessible through May 15, 2019 at 12:00 P.M. Eastern Time.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, intangible amortization, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the "Risk Factors" section of Mr. Cooper Group's most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (millions of dollars, except for earnings per share data)

	Three Months Ended December 31, 2018	Three Months Ended March 31, 2019
Revenues:
Service related, net	$347	$377
Mark-to-market	(188)	(293)
Net gain on mortgage loans held for sale	93	166
Total revenues	252	250

Total expenses	432	443

Other income (expense):
Interest income	166	134
Interest expense	(171)	(189)
Other income (expenses)	7	15
Total other income (expenses), net	2	(40)
Income before income tax benefit	(178)	(233)
Income tax benefit	(42)	(47)
Net loss	(136)	(186)
Undistributed earnings attributable to participating stockholders	—	—
Net loss attributable to Mr. Cooper Group	$(136)	$(186)

Loss per share attributable to common stockholders:
Basic	$(1.50)	$(2.05)
Diluted	$(1.50)	$(2.05)
Weighted average shares of common stock outstanding (in thousands):
Basic	90,816	90,828
Diluted	90,816	90,828

MR. COOPER GROUP INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (millions of dollars)

	December 31, 2018	March 31, 2019
Assets		(unaudited)
Cash and cash equivalents	$242	$181
Restricted cash	319	339
Mortgage servicing rights	3,676	3,488
Advances and other receivables, net	1,194	1,147
Reverse mortgage interests, net	7,934	7,489
Mortgage loans held for sale at fair value	1,631	2,170
Mortgage loans held for investment	119	118
Property and equipment, net	96	112
Deferred tax asset	967	1,024
Other assets	795	1,578
Total assets	$16,973	$17,646

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,459	$2,461
Advance facilities, net	595	578
Warehouse facilities, net	2,349	3,050
Payables and accrued liabilities	1,543	1,975
MSR related liabilities - nonrecourse at fair value	1,216	1,343
Mortgage servicing liabilities	71	90
Other nonrecourse debt, net	6,795	6,388
Total liabilities	15,028	15,885
Total stockholders' equity	1,945	1,761
Total liabilities and stockholders' equity	$16,973	$17,646

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended for December 31, 2018
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

Service related, net	$53	$14	$104	$—	$(12)	$159
Net gain on mortgage loans held for sale	—	81	—	—	12	93
Total revenues	53	95	104	—	—	252
Total expenses	199	89	107	37	—	432
Other income (expense):
Interest income	144	17	—	5	—	166
Interest expense	(99)	(16)	—	(56)	—	(171)
Other expense	1	4	1	1	—	7
Total other income (expense)	46	5	1	(50)	—	2
Pretax (loss) income	$(100)	$11	$(2)	$(87)	$—	$(178)

Income tax benefit						(42)
Net loss attributable to common stockholders of Mr. Cooper Group						$(136)
Loss per share
Basic						$(1.50)
Diluted						$(1.50)

Non-GAAP Reconciliation:
Pretax income (loss)	$(100)	$11	$(2)	$(87)	$—	$(178)
Mark-to-market	188	—	—	—	—	188
Business shutdown costs	—	5	1	—	—	6
Merger related costs	—	—	—	4	—	4
Asset sales	—	—	(1)	—	—	(1)
Intangible amortization	—	—	3	11	—	14
Pretax income (loss), net of notable items	88	16	1	(72)	—	33
Fair value amortization⁽¹⁾	(35)	—	—	—	—	(35)
Pretax operating income (loss)	$53	$16	$1	$(72)	$—	$(2)
Income tax expense						—
Operating loss						$(2)
ROTCE						(0.3)%

⁽¹⁾ Amount represents additional amortization required under the fair value amortization method over the cost amortization method

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended for March 31, 2019
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

Service related, net	$8	$15	$96	$—	$(35)	$84
Net gain on mortgage loans held for sale	—	131	—	—	35	166
Total revenues	8	146	96	—	—	250
Total expenses	195	104	99	45	—	443
Other income (expense):
Interest income	115	17	—	2	—	134
Interest expense	(114)	(18)	—	(57)	—	(189)
Other expense	—	4	11	—	—	15
Total other income (expense)	1	3	11	(55)	—	(40)
Pretax (loss) income	$(186)	$45	$8	$(100)	$—	$(233)

Income tax benefit						(47)
Net loss attributable to common stockholders of Mr. Cooper Group						$(186)
Loss per share
Basic						$(2.05)
Diluted						$(2.05)

Non-GAAP Reconciliation:
Pretax income (loss)	$(186)	$45	$8	$(100)	$—	$(233)
Mark-to-market	293	—	—	—	—	293
Accounting items	(9)	—	(11)	—	—	(20)
Merger related costs	—	—	—	20	—	20
Intangible amortization	—	—	3	10	—	13
Pretax income (loss), net of notable items	$98	$45	$—	$(70)	$—	$73
Fair value amortization⁽¹⁾	(25)	—	—	—	—	(25)
Pretax operating income (loss)	$73	$45	$—	$(70)	$—	$48
Income tax expense						(12)
Operating income						$36
ROTCE						8.7%

⁽¹⁾ Amount represents additional amortization required under the fair value amortization method over the cost amortization method

CONTACT:
Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com